Exhibit 10.13

SEVERANCE AGREEMENT
Change in Control

This AGREEMENT (the “Agreement”) is dated as of April 2, 2003 between First Mariner Bancorp (the “Company”), a Maryland corporation, and Joseph A. Cicero. (the “Employee”).

WHEREAS, the Employee is currently serving as the Company’s President and Chief Operating Officer.

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company to encourage the Employee’s continued employment with and dedication to the Company in the face of potentially distracting circumstances arising from the possibility of a sale of the Company;

WHEREAS, the Board of Directors of the Company has approved and authorized the entry into this Agreement with the Employee; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the payment of special compensation to the Employee in the event of a sale of the Company;

NOW, THEREFORE, it is AGREED as follows:

1.               TERM.  The initial term of this Agreement shall be for a period commencing on the date hereof  and ending on the earlier of (i) the date sixty (60) months after the Effective Date, or (ii) the date on which the Employee, by reason of his or her voluntary resignation, is no longer employed by the Company or any subsidiary of the Company or (iii) the termination of the Employee by the Company (provided that the Agreement will continue in effect for one year after the termination when the termination is for reasons other than “for cause” as defined below).  Upon the expiration of the initial term, this Agreement shall be automatically renewed for one additional year on each anniversary of the date hereof, unless the Company gives contrary written notice to the Employee at least twelve (12) before such renewal date.  References herein to the term of this Agreement shall include the initial term and any additional years for which this Agreement is renewed.

2.               Special Compensation in the Event of a Sale.

(a)          If, during the term of the Agreement, there is a sale of the Company (as defined below) and the Employee’s employment is terminated involuntarily, or voluntarily with Good Reason (as defined in Section 2(b) hereof), in connection with or within 18 months after a sale of the Company, unless such termination is “for cause” (as defined below) or occurs by virtue of normal retirement, permanent and total disability (as defined in Section 22(e) of the Internal Revenue Code) or death, subject to Section 2(d) below.

(1) The Employee shall be entitled to receive from the Company, for services previously rendered to the Company, a lump sum cash payment equal to 2.99 times Base Compensation, as defined is Section 2(e) below:

(2)            The Bank shall provide at its expense (or shall reimburse the Employee for the cost of) (I) continuation coverage (within the meaning of Section 601-607 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) under any group health plan (as defined for such purposes in Section 607(1) of ERISA) that covers the Employee at the time of any termination of his employment and (ii) continued life insurance and long term disability insurance coverage substantially equal to those in effect before the termination of his employment for a period of twelve (12) months or, if earlier, until he becomes employed full time by another employer; and

(3)  If requested, by the employee, the Company shall provide to the Employee at the Company’s expense comprehensive outplacement services for a period of up to six (6) months following termination of his employment until he accepts other full time employment.

(4)  All stock option awards or other forms of stock awards containing vesting provisions will accelerate and become fully vested upon the conditions outlined in section 2(a) above being met.

Payment under Section 2(a)(1) shall be made at the time of the termination of employment and shall be in lieu of any amount that may be otherwise owed to the Employee as damages for the loss of employment.  The employee may request that the payment be spread evenly over the number of months outlined in 2(a)(1) above in lieu of a lump sum payment.  Payment under Section 2(a)(1) shall not be reduced by any compensation that the Employee may receive from other employment with another employer after termination of the Employee’s employment with the Bank.  No payment hereunder shall affect the Employee’s entitlement to any vested retirement benefits or other compensation payments.  The obligation of the Company to make any payment hereunder is subject to any law or regulation of the Board of Governors of the Federal Reserve System or the Federal

Deposit Insurance Corporation, including any final regulation promulgated under 12 U.S.C. Section 1828(k), which would prohibit or limit such payment.  Termination “for cause” means termination because of the Employee’s personal dishonesty, willful gross misconduct that is materially injurious to the Company, breach of fiduciary duty involving personal profit, willful violation of any law, regulation or cease and desist order or similar “written agreement” relating to the Company or conviction of a felony.

(b)         To establish that a voluntary termination was with Good Reason, the Employee shall state in his notice of resignation the reasons why he believes that Good Reason exists for his resignation.  For purposes of this Agreement, “Good Reason” shall include a material reduction in the authority, responsibilities, duties or scope of the Employee’s position from those that existed before the sale, a reduction in the Employee’s salary from the rate that existed before the sale, or requirement that the Employee relocate to an office that is more than 35 miles distant from the City of Baltimore.  Unless the Company within 30 days of the date of such notice of resignation, shall reject the Employee’s statement that Good Reason exists, the Employee shall be conclusively deemed to have voluntarily resigned with Good Reason.  If the Company rejects the Employee’s statement of Good Reason exists, the dispute shall be resolved by arbitration in accordance with Section 5 hereof, and the Company shall have the burden of proving that such rejection of the Employee’s statement was proper.

(c)          A “sale of the Company”, for purposes of this Agreement, shall be deemed to have taken place if:  (I) any person other than Edwin F. Hale, Sr. and members of his immediate family (within the meaning of Section 318 of the Code) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) there is a sale or other transfer of substantially all of the operating assets of the Company or a subsidiary of the Company by which the Employee is primarily employed (other than to a subsidiary of the Company); or (iii) the Company’s beneficial ownership of the total voting shares of a subsidiary by which the Employee is primarily employed is reduced to less than 50 percent; or (iv) the Company or any subsidiary of the Company to which Employee is primarily employed, merges, combines, or consolidated with any company other than a subsidiary of the Company.  For purposes of the Agreement, a “person” includes an individual corporation, partnership, trust or group acting in concert.  A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934.

(d)         Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Employee with the Company, or any affiliate of the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of the Section 2(d) (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any affiliate of the Company for the direct or indirect provision of the compensation of the Employee (including groups or classes of participants of beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Plan”), the employee shall not have any right to receive any payment or other benefit (including any acceleration of vesting or payment that would otherwise cause a parachute payment) under this Agreement, any Other Agreement, or any Benefit Plan to the extent that such payment or benefit, taking into account all other payments or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Plans, would cause any payment to the Employee under this Agreement to be considered an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code (an “Excess Parachute Payment”).  In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement or any Benefit Plan would or reasonably could cause the Employee to be considered to have received an Excess Parachute Payment under this Agreement, then the Employee shall have the right, in the Employee’s sole discretion, to designate those payments or benefits (including any acceleration of vesting or payment that would otherwise cause a parachute payment) under this Agreement, any Other Agreements, and/or any Benefit Plans, which should be reduced, eliminated or made contingent on the Employee’s performance of services (or agreement to refrain from the performance of services) after the date of sale of the Company on terms and conditions consistent with those set forth in the agreement attached as Exhibit A, in all cases so as to avoid having the payment to the Employee under this Agreement be deemed to be an Excess Parachute Payment.  Any determination of whether or not an Excess Parachute Payment results from any payment, benefit, or agreement referenced in this paragraph (including the form of agreement attached as Exhibit A) shall be made by an accounting firm or law firm that is mutually acceptable to the Employee and the Company.

(e)          “Base Compensation,” for purposes of this Agreement, shall mean the greater of (i) the Employee’s annual salary computed at the annual rate in effect immediately before payment, or (ii) the amount paid to the Employee during the 12-month period preceding the sale of the Company, divided by twelve and the average bonus paid over the past three years under the Company’s executive management bonus plan.

3.               No Assignments.  This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  However, in the event of the death of the Employee, all rights to receive payments hereunder shall become rights of the Employee’s estate.

4.               Amendments or Additions; Action by Board of Directors.  No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.  The prior approval by a two-thirds affirmative vote of the Board of Directors of the Company shall be required in order for the Company to authorize any amendments or additions to this Agreement.

5.               Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the Baltimore, Maryland metropolitan area in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Employee, if he is the prevailing party or if there is a settlement, shall be entitled to the costs and expenses (including reasonable attorney’s fees) of the arbitration and enforcement of the arbitrator’s award, and shall be entitled to prejudgment interest at 120 percent of the applicable federal rate, compounded semiannually, in effect under Section 1274(d) of the Code as of the date payment hereunder was due.

6.               Continued Enforceability after Change in Ownership; Enforceability Against Successors and Transferees.  The parties intend that this Agreement shall continue to be a legally valid, binding agreement, enforceable in accordance with its terms, notwithstanding a change in the ownership of the stock of the Company.  The parties further agree that any transferee of all or substantially all of the assets of the Company or any other successor of the Company, shall be subject to the obligations of the Company, hereunder, whether such transfer or succession occurs by merger, operation of law, or otherwise.  Except to the extent required by applicable law related to banking or deposit insurance or by applicable regulations thereunder, the Company agrees that before the consummation of any such transfer (other than a transfer whereby such obligations are assumed by operation of law) it will obtain the agreement of the transferees, enforceable by the Employee, to assume such obligations.  No such transfer shall release the Company of its obligations hereunder without the prior written consent of the Employee.

7.               Section Headings.  The section heading used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

8.               Governing Law.  This Agreement shall be governed by the laws of United States to the extent applicable and otherwise by the laws of the State of Maryland, excluding the choice of law rules thereof.

FIRST MARINER BANCORP

By:	/s/ George H. Mantakos
George H. Mantakos
Executive Vice President

EMPLOYEE:

/s/ Joseph A. Cicero